Exhibit 99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports Third Quarter Earnings
Ontario, CA, October 16, 2008- CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced financial results for the third quarter of 2008.
Net Income
CVB Financial Corp. reported net income of $17.5 million for the third quarter ending September 30, 2008. This represents an increase of $1.4 million, or 8.31%, when compared with net earnings of $16.1 million for the third quarter of 2007. Diluted earnings per share were $0.21 for the third quarter of 2008. This was up $0.02, or 10.45%, from diluted earnings per share of $0.19 for the same period last year. The net income for the third quarter of 2008 includes a provision of $4.0 million for credit losses. There was no such provision in the third quarter of 2007.
Net income for the third quarter of 2008 produced a return on beginning equity of 16.00%, a return on average equity of 15.55% and a return on average assets of 1.08%. The efficiency ratio for the third quarter was 54.43%, and operating expenses as a percentage of average assets were 1.79%.
Net income for the nine months ending September 30, 2008 was $50.8 million. This represents an increase of $3.6 million, or 7.58%, when compared with net earnings of $47.2 million for the same period of 2007. Diluted earnings per share were $0.61. This was up $0.05, or 9.05%, from diluted earnings per share of $0.56 for the same period last year. The net income for the nine months of 2008 includes a provision of $8.7 million for credit losses. There was no such provision in the first nine months of 2007.
Net income for the nine months ending September 30, 2008 produced a return on beginning equity of 15.97%, a return on average equity of 15.10% and a return on average assets of 1.06%. The efficiency ratio for the nine-month period was 55.54%, and operating expenses as a percentage of average assets was 1.84%.

Net Interest Income and Net Interest Margin
Net interest income, after provision for credit losses, totaled $45.0 million for the third quarter of 2008. This represents an increase of $3.3 million, or 7.92%, from the $41.7 million for the same period of 2007. This increase resulted from an $11.7 million decrease in interest expense, offset by a $4.4 million decrease in interest income and a $4.0 million increase in the provision for credit losses. The decrease in interest income was primarily due to the decrease in interest rates, partially offset by the growth in average earning assets. The decrease in interest expense was due to the decrease in the interest rates on deposits and borrowed funds, partially offset by the outstanding balances on average borrowed funds.
Net interest margin (tax equivalent) increased from 3.11% for the third quarter of 2007 to 3.43% for the third quarter of 2008. Total average earning asset yields decreased from 6.28% for the third quarter of 2007 to 5.65% for the third quarter of 2008. The cost of funds decreased from 4.16% for the third quarter of 2007 to 2.91% for the third quarter of 2008. The increase in net interest margin is due to the cost of interest-bearing liabilities decreasing faster than the decrease in yields on earning assets.
Net interest income totaled $132.9 million for the nine months ending September 30, 2008. This represents an increase of $13.1 million, or 11.00%, from the net interest income of $119.8 million for the same period in 2007. This increase resulted from a $27.9 million decrease in interest expense, which was offset by a $6.1 million decrease in interest income and an $8.7 million increase in the provision for credit losses. Net interest income before the provision for credit losses increased $21.9 million, or 18.26%, for the first nine months of 2008. The decrease in interest income was primarily due to the decrease in interest rates partially offset by the growth in average earning assets. The decrease in interest expense was due to the decreases in interest rates on deposits and borrowed funds partially offset by the increase in average borrowed funds.
The net interest margin (tax equivalent) increased from 3.02% for the first nine months of 2007 to 3.37% for the first nine months of 2008. Total average earning asset yields have decreased from 6.20% for the first nine months of 2007 to 5.75% for the first nine months of 2008. The cost of funds has decreased from 4.18% for the first nine months of 2007 to 3.10% for the first nine months of 2008.

Balance Sheet
The Company reported total assets of $6.42 billion at September 30, 2008. This represents an increase of $264.4 million, or 4.29%, over total assets of $6.16 billion as of September 30, 2007. Earning assets totaled $6.04 billion. This was up $289.7 million, or 5.04%, when compared with earning assets of $5.75 billion as of September 30, 2007. Total deposits and customer repurchase agreements were $3.56 billion as of September 30, 2008. This represents a decrease of $209.2 million, or 5.56%, when compared with total deposits and customer repurchase agreements of $3.77 billion at September 30, 2007. Gross loans and leases totaled $3.60 billion at September 30, 2008. This represents an increase of $283.6 million, or 8.56%, when compared with gross loans and leases of $3.31 billion at September 30, 2007.
Investment Securities
Investment securities totaled $2.39 billion at September 30, 2008. This was even with the $2.39 billion in investment securities at September 30, 2007. Our investment portfolio continues to perform well. We have no preferred stock nor do we have any trust preferred securities. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. Those that are private label issues, approximately $55 million, are performing well. Eighty-five percent of our municipal portfolio contains securities which have an underlying rating of investment grade, not withstanding the credit-enhancing insurance. Of the remaining fifteen percent of our municipal portfolio, one third is pre-refunded and the remainder is primarily comprised of general obligations.
CitizensTrust
CitizensTrust has approximately $2.5 billion in assets under administration and $839 million in assets under management at September 30, 2008 compared to $2.6 billion in assets under administration and $809 million in assets under management at September 30, 2007. They provide trust, investment and brokerage related services, as well as financial, estate and business succession planning. Income from CitizensTrust was $2.0 million in the current quarter, up $362,000 from the $1.7 million in the third quarter of 2007.
Loan and Lease Quality
The credit quality of the loan portfolio remains solid. The allowance for credit losses increased from $30.4 million as of September 30, 2007 to $40.1 million as of September 30, 2008. The increase was primarily due to the provision for credit losses of $4.0 million in the fourth quarter of 2007 and $8.7 million in the first nine months of 2008. During the first nine months of 2008, we had loan charge-offs totaling $2.0 million and recoveries on previously charged off loans of $301,000. This resulted in net charge-offs of $1.7 million. By comparison, during the first nine months of 2007, the Company had net recoveries of $20,000, and no provision for credit losses. The allowance for credit losses was 1.11% and 0.92% of total loans and leases outstanding as of September 30, 2008 and 2007, respectively.

We had $16.6 million in non-performing loans at September 30, 2008, or 0.46% of total loans. This compares to non-performing loans of $12.3 million at June 30, 2008 and $1.4 million at December 31, 2007. The non-performing loans consist of $8.0 million in residential construction and residential land loans, $2.1 million in single family mortgage loans, $6.2 million in commercial loans and $0.3 million in consumer loans.
The $8.0 million in non-performing residential construction and residential land loans consists of six loans for single family development projects to two borrower groups. The $2.1 million in non-performing single family mortgage loans consists of four single family residences from our pool of approximately 750 mortgage loans purchased over the past five years. Our last purchase of a mortgage loan pool was in August 2007. The $6.2 million in non-performing commercial loans primarily consist of two loans to a single borrower and are secured by both commercial and residential real estate. The $312,000 in non-performing consumer loans consists of one equity line of credit.
Other Real Estate Owned was $1.9 million at September 30, 2008. This was an increase of $790,000 from June 30, 2008. This was due to the addition of one single family residence from our mortgage pools of $315,000 and a residential construction loan for $475,000. We now have three properties in OREO.
At September 30, 2008, we had loans delinquent 30 to 89 days of $4.9 million. This compares to delinquent loans of $1.0 million at June 30, 2008, $18.2 million at March 31, 2008 and $2.2 million at December 31, 2007. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.14% at September 30, 2008, 0.03% at June 30, 2008, 0.53% at March 31, 2008 and 0.06% at December 31, 2007.
Our construction loan portfolio totaled $359.9 million as of September 30, 2008. This represents 9.98% of our total loans outstanding at the end of the quarter. Of the $359.9 million, $115.9 million is for residential construction and residential land loans. This represents 32.21% of the construction loans outstanding, or 3.22% of our total loan portfolio. Of note, 34.51% of our construction loan portfolio is based in the Inland Empire.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 40 cities with 44 business financial centers and 4 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its leasing division, Citizens Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the impact of changes in interest rates, a decline in economic conditions, adverse changes resulting from natural and manmade disasters, effects of government regulation and increased competition among financial services providers and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2007, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	September 30,		December 31,
	2008	2007	2007
Assets:
Cash and due from banks	$92,421	$125,997	$89,486

Investment Securities available-for-sale	2,387,444	2,390,306	2,390,566
Investment Securities held-to-maturity	7,121	—	—
Federal funds sold and Interest-bearing balances due from depository institutions	475	570	475
Investment in stock of Federal Home Loan Bank (FHLB)	92,354	80,743	79,983

Loans and lease finance receivables	3,595,337	3,311,749	3,495,144
Less allowance for credit losses	(40,058)	(30,428)	(33,049)

Net loans and lease finance receivables	3,555,279	3,281,321	3,462,095

Total earning assets	6,042,673	5,752,940	5,933,119
Premises and equipment, net	44,015	47,048	46,855
Intangibles	11,917	21,858	14,611
Goodwill	55,097	46,582	55,167
Cash value of life insurance	106,840	102,434	103,400
Other assets	68,823	60,534	51,325

TOTAL	$6,421,786	$6,157,393	$6,293,963

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,302,205	$1,292,825	$1,295,959
Investment Checking	327,337	349,618	409,912
Savings/MMDA	851,245	929,321	868,123
Time Deposits	714,754	863,323	790,355

Total Deposits	3,195,541	3,435,087	3,364,349

Demand Note to U.S. Treasury	3,734	180	540
Customer Repurchase Agreements	360,973	330,666	336,309
Repurchase Agreements	250,000	250,000	250,000
Borrowings	2,006,598	1,545,500	1,753,500
Junior Subordinated Debentures	115,055	115,859	115,055
Other liabilities	55,065	73,284	49,262

Total Liabilities	5,986,966	5,750,576	5,869,015
Stockholders’ equity:
Stockholders’ equity	451,049	416,491	420,818
Accumulated other comprehensive income (loss), net of tax	(16,229)	(9,674)	4,130

	434,820	406,817	424,948

TOTAL	$6,421,786	$6,157,393	$6,293,963

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Assets:
Cash and due from banks	$100,408	$118,612	$102,942	$121,713
Investment securities available-for-sale	2,433,409	2,315,265	2,456,734	2,409,872
Investment securities held-to-maturity	7,206	—	6,930	—
Federal funds sold and Interest-bearing balances due from depository institutions	752	5,377	1,334	2,010
Investment in stock of Federal Home Loan Bank (FHLB)	91,729	81,410	88,508	81,041

Loans and lease finance receivables	3,556,724	3,327,462	3,459,916	3,178,242
Less allowance for credit losses	(38,634)	(30,264)	(36,067)	(28,623)

Net loans and lease finance receivables	3,518,090	3,297,198	3,423,849	3,149,619

Total earning assets	6,051,186	5,699,250	5,977,355	5,642,542
Premises and equipment, net	44,783	47,189	45,907	46,232
Intangibles	12,267	8,572	13,160	9,166
Goodwill	55,097	60,456	55,108	41,370
Cash value of life insurance	106,016	101,686	104,911	100,932
Other assets	74,864	93,685	71,243	89,257

TOTAL	$6,444,621	$6,129,450	$6,370,626	$6,051,212

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,299,630	$1,316,035	$1,257,843	$1,289,429
Interest-bearing	1,936,102	2,200,779	1,994,533	2,145,299

Total Deposits	3,235,732	3,516,814	3,252,376	3,434,728

Other borrowings	2,600,493	2,049,765	2,490,488	2,063,380
Junior Subordinated Debentures	115,055	115,859	115,055	110,898
Other liabilities	46,620	47,069	63,389	43,210

Total Liabilities	5,997,900	5,729,507	5,921,308	5,652,216
Stockholders’ equity:
Stockholders’ equity	452,553	424,765	442,378	414,340
Accumulated other comprehensive income (loss), net of tax	(5,832)	(24,822)	6,940	(15,344)

	446,721	399,943	449,318	398,996

TOTAL	$6,444,621	$6,129,450	$6,370,626	$6,051,212

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Interest Income:
Loans and leases, including fees	$52,954	$58,677	$159,211	$165,117
Investment securities:
Taxable	22,142	20,591	65,448	65,401
Tax-advantaged	7,036	7,493	21,336	22,029

Total investment income	29,178	28,084	86,784	87,430
Dividends from FHLB Stock	1,367	1,047	3,666	3,152
Federal funds sold & Interest-bearing CDs with other institutions	8	72	34	92

Total interest income	83,507	87,880	249,695	255,791
Interest Expense:
Deposits	7,417	18,445	28,233	53,531
Borrowings and junior subordinated debentures	27,078	27,727	79,838	82,505

Total interest expense	34,495	46,172	108,071	136,036

Net interest income before provision for credit losses	49,012	41,708	141,624	119,755
Provision for credit losses	4,000	—	8,700	—

Net interest income after provision for credit losses	45,012	41,708	132,924	119,755
Other Operating Income:
Service charges on deposit accounts	3,829	3,340	11,381	9,827
Trust and investment services	2,019	1,657	5,906	5,355
Other	2,525	2,866	7,929	8,175

Total other operating income	8,373	7,863	25,216	23,357
Other operating expenses:
Salaries and employee benefits	15,943	13,794	46,987	41,449
Occupancy	2,923	2,862	8,874	7,612
Equipment	1,888	1,743	5,556	5,293
Professional services	1,600	1,844	5,015	4,535
Amortization of intangible assets	898	1,086	2,694	2,263
Provision for unfunded commitments	(100)	741	1,150	741
Other	5,905	5,148	17,558	16,070

Total other operating expenses	29,057	27,218	87,834	77,963

Earnings before income taxes	24,328	22,353	70,306	65,149
Income taxes	6,868	6,232	19,510	17,932

Net earnings	$17,460	$16,121	$50,796	$47,217

Basic earnings per common share	$0.21	$0.19	$0.61	$0.56

Diluted earnings per common share	$0.21	$0.19	$0.61	$0.56

Cash dividends per common share	$0.085	$0.085	$0.255	$0.255

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Interest income — (Tax-Effected) (te)	$86,368	$90,400	$258,356	$263,196
Interest Expense	34,495	46,172	108,071	136,036

Net Interest income — (te)	$51,873	$44,228	$150,285	$127,160

Return on average assets	1.08%	1.04%	1.07%	1.04%
Return on average equity	15.55%	15.99%	15.10%	15.82%
Efficiency ratio	54.43%	54.91%	55.54%	54.48%
Net interest margin (te)	3.43%	3.11%	3.37%	3.02%

Weighted average shares outstanding
Basic	83,148,006	84,373,484	83,105,726	83,715,950
Diluted	83,372,848	84,730,295	83,328,918	84,373,142
Dividends declared	$7,088	$7,076	$21,239	$21,410
Dividend payout ratio	40.60%	43.89%	41.81%	45.34%

Number of shares outstanding-EOP	83,270,263	83,353,404
Book value per share	$5.22	$4.88

	September 30,
	2008	2007
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$16,637	$3,474
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	1,927	—

Total non-performing assets	$18,564	$3,474

Percentage of non-performing assets to total loans outstanding and OREO	0.52%	0.10%

Percentage of non-performing assets to total assets	0.29%	0.06%

Allowance for loan losses to non-performing assets	215.78%	875.88%

Net Charge-off (Recovered) to Average loans	0.05%	0.00%

Allowance for Credit Losses:
Beginning Balance	$33,049	$27,737
Total Loans Charged-Off	(1,992)	(345)
Total Loans Recovered	301	365

Net Loans Recovered	(1,691)	20
Acqusition of First Coastal Bank	0	2,671
Provision Charged to Operating Expense	8,700	—

Allowance for Credit Losses at End of period	$40,058	$30,428

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2008		2007		2006
Quarter End	High	Low	High	Low	High	Low
March 31,	$11.20	$8.45	$13.38	$11.42	$15.60	$14.71
June 30,	$12.10	$9.44	$12.40	$10.63	$15.59	$13.25
September 30,	$15.01	$7.65	$12.71	$9.51	$14.24	$12.83
December 31,			$11.97	$9.98	$14.13	$12.83
Quarterly Consolidated Statements of Earnings

	3Q	2Q	1Q	4Q	3Q
	2008	2008	2008	2007	2007
Interest income
Loans, including fees	$52,954	$52,211	$54,046	$56,692	$58,677
Investment securities and federal funds sold	30,553	30,758	29,173	28,794	29,203

	83,507	82,969	83,219	85,486	87,880
Interest expense
Deposits	7,417	8,537	12,278	15,766	18,445
Other borrowings	27,078	25,949	26,811	28,333	27,727

	34,495	34,486	39,089	44,099	46,172
Net interest income before provision for credit losses	49,012	48,483	44,130	41,387	41,708
Provision for credit losses	4,000	3,000	1,700	4,000	—

Net interest income after provision for credit losses	45,012	45,483	42,430	37,387	41,708

Non-interest income	8,373	8,702	8,140	7,968	7,863
Non-interest expenses	29,057	30,378	28,399	27,441	27,218

Earnings before income taxes	24,328	23,807	22,171	17,914	22,353
Income taxes	6,868	6,655	5,987	4,547	6,232

Net earnings	$17,460	$17,152	$16,184	$13,367	$16,121

Basic earning per common share	$0.21	$0.21	$0.19	$0.16	$0.19
Diluted earnings per common share	$0.21	$0.21	$0.19	$0.16	$0.19

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$7,088	$7,058	$7,093	$7,069	$7,076

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007
Commercial and Industrial	$356,973	$424,515	$386,274	$365,214	$345,697
Real Estate:
Construction	359,859	333,303	318,549	308,354	307,506
Commercial Real Estate	1,932,778	1,851,123	1,822,610	1,805,946	1,775,812
SFR Mortgage	341,389	351,120	356,415	365,849	363,765
Consumer	61,710	57,380	57,554	58,999	62,979
Municipal lease finance receivables	173,600	163,459	153,270	156,646	143,399
Auto and equipment leases	47,753	53,121	54,795	58,505	58,958
Dairy and Livestock	331,333	293,133	254,156	387,488	265,806

Gross Loans	3,605,395	3,527,154	3,403,623	3,507,001	3,323,922
Less:
Deferred net loan fees	(10,058)	(10,911)	(11,431)	(11,857)	(12,173)
Allowance for credit losses	(40,058)	(37,310)	(34,711)	(33,049)	(30,428)

Net Loans	$3,555,279	$3,478,933	$3,357,481	$3,462,095	$3,281,321

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends

	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2007
Non-Performing Loans
Residential Construction and Residential Land	$8,020	$9,802	$1,535	$1,137
Residential Mortgage	2,062	1,672	1,153	298
Commercial	6,243	551	19	—
Consumer	312	312	—	—

Total	$16,637	$12,337	$2,707	$1,435

% of Total Loans	0.46%	0.35%	0.08%	0.04%

Past Due 30+ Days
Residential Construction and Residential Land	$—	$—	$768	$—
Commercial Construction	2,500	—	—	—
Residential Mortgage	481	483	1,180	460
Commercial	1,871	483	15,709	1,713
Consumer	55	—	533	26

Total	$4,907	$966	$18,190	$2,199

% of Total Loans	0.14%	0.03%	0.53%	0.06%

OREO
Residential Construction	$1,612	$1,137	$1,137	$—
Residential Mortgage	$315	—	—	—

Total	$1,927	$1,137	$1,137	$—

Total Non-Performing, Past Due & OREO	$23,471	$14,440	$22,034	$3,634

% of Total Loans	0.65%	0.41%	0.65%	0.10%